Exhibit 4

SHARE PURCHASE AGREEMENT

        THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into on this 3rd day of September, 2009 by and among RETALIX LTD., a company incorporated under the laws of the State of Israel, of 10 Zarhin Street, Ra’anana 43000, Israel (the “Company”), the investors set forth on the signature page hereto (the “Investors”) and Eli Gelman and Avinoam Naor, acting together as the Investors’ representatives (the “Investors’ Representatives”). Capitalized terms used but not otherwise defined shall have the meaning ascribed in Section 1.1 hereof.

RECITALS

    A.        The Board of Directors of the Company has (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; (ii) approved this Agreement and the Related Agreements and the transactions contemplated hereby and thereby; and (iii) determined to recommend that the shareholders of the Company vote to approve the Shareholders Resolution.

    B.        The Investors desire to purchase, and the Company desires to issue and sell to the Investors, Purchased Shares in consideration for the investment by the Investors of the Actual Investment Purchase Price, all as set forth in and subject to the terms and conditions of this Agreement.

    C.        Concurrently with the execution and delivery of this Agreement, and as an inducement to the Investors to enter into this Agreement: (i) each of the Investors and/or Ronex Holdings L.P. (“Ronex”), as the case may be, are entering into Share Purchase Agreements for the sale and purchase of the Company Shares held by the Company’s Founders, in the forms attached hereto as Exhibits A-1 and A-2 (the “Founders SPAs”), and shall be depositing in escrow at the Pre-Closing their applicable deliverables with the Escrow Agent pursuant to Escrow Agreement; (ii) the Investors and Ronex are entering into a Shareholders Agreement, in the form attached hereto as Exhibit B (the “Shareholders Agreement”); and (iii) each of the Founders and Ronex are executing a voting undertaking and irrevocable proxy pursuant to which the Company Shares beneficially owned by them shall be voted in favor of the approval of this Agreement, the Related Agreements and the transactions contemplated thereby and other matters set forth therein.

    D.        Concurrently with the execution and delivery of this Agreement and as a material condition and inducement to the Company to enter into this Agreement, the Investors shall deposit an aggregate amount equal to the Maximum Investment Purchase Price at the Pre-Closing, with Clal Finance Betucha Investment Management Ltd. (the “Tender Offer Agent”) and Clal Finance Trustees 2007 Ltd. (the “Escrow Agent”) to be held pursuant to an Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”).

    E.        The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC under the Securities Act, or, in the alternative, Rule 903 of Regulation S promulgated by the SEC under the Securities Act.

    F.        The Company and the Investors desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

    1.1        Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Actual Investment Purchase Price” shall mean the product of the Purchased Shares multiplied by the Price Per Share.

(b) “Actual Tender Offer Purchase Price” shall mean the product of the actual number of Tender Offer Shares purchased pursuant to the Tender Offer multiplied by the Price Per Share.

    (c)       “Adjustment Shares” such number of Company Shares, that together with (i) the Tender Offer Shares, if any; (ii) the Initial Purchased Shares; (iii) the Company Shares actually purchased by the Investors from the Founder at the Closing and (iv) the Company Shares beneficially held by or on behalf of the Investors on the date hereof (being 622,843), will constitute 20% of the Company’s issued and outstanding share capital as of the Closing Date, after giving effect to the issuance of the Adjustment Shares.

(d) “affiliate” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act.

(e) “Agreement” shall have the meaning set forth in the recitals of this Agreement.

(f) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Investors or their respective affiliates), oral or written, relating to any Acquisition Transaction.

    (g)       “Acquisition Transaction” shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving: (i) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction in which any member of the Company Group is a constituent corporation, and (A) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 5% or more of the outstanding securities of any class of voting securities or debt securities of any member of the Company Group; or (B) in which any member of the Company Group issues securities representing 5% or more of the outstanding securities of any class of voting securities of any member of the Company Group or debt securities; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 5% or more of the consolidated net revenues, consolidated net income or consolidated assets (including for this purpose the outstanding equity securities of the Company’s Subsidiaries) of the Company Group (but other than in the ordinary course of business consistent with past practice); (iii) any financing transaction (whether debt, equity or a combination thereof, including by way of a purchase or the restructuring of the Company’s existing debts, but other than in the ordinary course of business consistent with past practice); or (iv) any liquidation or dissolution of any material member of the Company Group.

(h) “Antitrust Laws” shall mean the RTPL and other comparable foreign competition laws that the parties reasonably determine to apply.

    (i)       “Business Day” shall mean each day that is not a Friday, Saturday, Sunday or holiday on which banking institutions located in New York, New York or Tel Aviv, Israel are obligated by law or executive order to close.

(j) “Charter Documents” shall have the meaning set forth in Section 3.1(b) hereof.

(k) “Closing” shall have the meaning set forth in Section 2.3 hereof.

(l) “Closing Date” shall have the meaning set forth in Section 2.3 hereof.

(m) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(n) “Companies Law” shall mean the Israeli Companies Law, 5759-1999 together with the regulations promulgated thereunder, as amended.

(o) “Company” shall have the meaning set forth in the recitals to this Agreement.

    (p)       “Company Employee Plan” shall mean any plan, program, policy, practice, custom, Contract, agreement (other than Employment Agreements) or other arrangement providing for compensation, severance, termination pay, retirement or pension benefits, deferred compensation, performance awards, shares or equity-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded.

(q) “Company General Meeting” shall have the meaning set forth in Section 5.5 hereof.

(r) “Company General Meeting Notice” shall have the meaning set forth in Section 5.5 hereof.

(s) “Company Group” shall mean collectively, the Company and its Subsidiaries.

    (t)       “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Shares (whether or not vested) held by any person or entity.

(u) “Company Shares” shall mean the Ordinary Shares, par value NIS 1.00 per share, of the Company.

    (v)       “Company Source Code” shall mean any source code for any Intellectual Property of the Company that is software and any proprietary or confidential information or algorithms related to such source code that are in human-readable form and any proprietary manufacturing or design files.

    (w)       “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

(x) “Disclosure Schedule” shall have the meaning set forth in ARTICLE III hereof.

(y) “Employee” means any current employee, consultant or director of the Company or any ERISA Affiliate.

    (z)       “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, collective agreement or arrangement or other Contract between the Company or any ERISA Affiliate and any Employee.

(aa) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

    (bb)       “ERISA Affiliate” means any Subsidiary of the Company or other Person or entity under common Control with the Company or any Subsidiary of the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(cc) “Escrow Agent” shall mean as set forth in the recitals to this Agreement.

(dd) “Escrow Agreement” shall mean as set forth in the recitals to this Agreement.

(ee) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(ff) “Final Tender Offer Date” shall mean the date the Tender Offer is finally expired or terminated (whichever occurs earlier).

(gg) “Founder(s)” shall mean Messrs. Barry Shaked and/or Brian Cooper.

(hh) “GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

(ii) “Governmental Entity” shall have the meaning set forth in Section 3.5(b) hereof.

    (jj)       “Initial Purchased Shares” means such number of Company Shares vesting in the Investors a “control block” (‘dvukat shlita’) within the meaning of the Companies Law as of the Closing Date, taking into account (i) the Company Shares beneficially held by or on behalf of the Investors on the date hereof (being 622,843) and (ii) the Company Shares held by Ronex as of the Closing (being 3,253,367) (as of immediately prior to the purchase of Company Shares by Ronex from the Founders) and (iii) the Shareholders Agreement.

    (kk)       “Indebtedness” shall mean any principal, interest, premiums, fees, indemnifications, reimbursement, penalties, damages and other liabilities payable under the documentation governing any such indebtedness, in respect of all indebtedness of the Company Group for money borrowed from third parties, including (i) any obligation of, or any obligation guaranteed by, any member of the Company Group for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other instruments, (ii) all indebtedness of the Company Group due and owing with respect to letters of credit, surety bond, performance bond or other guarantee of contractual performance, (iii) any deferred payment obligation of, or any such obligation guaranteed by, any member of the Company Group for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iv) obligation of any member of the Company Group under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company Group against fluctuations in interest or currency rates.

    (ll)       “Intellectual Property” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) any and all instantiations of the foregoing in any form and embodied in any media.

    (mm)       “Intellectual Property Rights” shall mean all worldwide, whether common law or statutory rights in (i) all patents and patent applications; (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights; (iii) the protection of trade and industrial secrets and confidential information; (iv) licenses, right of use and other proprietary rights relating to Intellectual Property; (v) trademarks, trade names and service marks; (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, re-issuances and extensions of the foregoing (as applicable).

(nn) “Investors” shall mean as set forth in the recitals to this Agreement and any successor or assignee thereof.

(oo) “Investors’ Representative(s)” shall mean as set forth in the recitals to this Agreement and any successor thereof.

(pp) “InvestmentCenter” shall mean the Investment Center of the Israeli Ministry of Industry, Trade and Labor.

(qq) “Investment Center Approval” shall mean as set forth in Section 2.5(i) hereof.

(rr) “ISA” shall mean the Israeli Securities Authority.

(ss) “Israeli Securities Law” shall mean the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder, as amended.

    (tt)       “knowledge” or “known” shall mean, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of (A) an individual, if used in reference to an individual, (B) with respect to any Person (other than the Company Group) that is not an individual, the executive officers of such Person (such individuals are collectively referred to herein as the “Entity Representatives”), or (C) with respect to the Company Group, the executive officers of the Company. Any such individual or Entity Representative will have or be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is actually known to such individual or Entity Representative or is stated in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, or (ii) such individual, when taking into account his or her position and responsibilities, should reasonably be expected to become aware of such fact or other matter in the course of filling such position after conducting reasonable inquiry.

    (uu)       “Legal Requirements” shall mean any Israeli, U.S. federal, state or municipal or foreign law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(vv) “Legend Removal Date” shall have the meaning set forth in Section 5.4 hereof.

    (ww)       “Lien(s)” shall mean any mortgage, pledge, assessment, security interest, lease, lien, easement, covenant, condition, restriction, levy, charge, option, equity, restriction or other encumbrance of any kind, any conditional sale Contract, title retention Contract, voting Contract or Contract relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of any member of the Company Group, or other Contract that give rise to any of the foregoing.

    (xx)       “Material Adverse Effect” with respect to the Company Group, taken as a whole, means any change, event, fact, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects occurring or existing at or about the same time, has or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, assets (tangible and intangible), operations or results of operations of the Company Group; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or its Subsidiaries conduct a material portion of its business, except to the extent such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to similarly situated companies or businesses operating in any such country or region, (ii) any events, circumstances, changes or effects that affect the industries in which the Company or its Subsidiaries conduct a material portion of its business, except to the extent such events, circumstances, changes or effects affect the Company and its Subsidiaries in a materially disproportionate manner as compared to similarly situated participants in such industry, (iii) any changes in laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or changes in GAAP, in each case, occurring after the date of this Agreement, (iv) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism (other than such acts of war, armed hostilities or terrorism, or escalation or worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of the Company or any of its Subsidiaries or otherwise disrupt in any material manner the business or operations of the Company or any of its material Subsidiaries), (v) any decline in the market price or decrease or increase in the trading volume of Company Shares, (vi) any failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period; and (vii) any litigation arising from allegations of a breach of fiduciary duty or violation of other applicable law relating to this Agreement, the Related Agreements or the transactions contemplated herein and therein, or the approval thereof (for the avoidance of doubt, the exceptions in clauses (v) and (vi) shall not prevent or otherwise affect a determination that the underlying cause of such failure is a Material Adverse Effect).

    (yy)       “Maximum Investment Purchase Price” shall mean solely for purposes of calculation of the amount of funds to be deposited pursuant to Section 2.2, $39,339,637, which represents the maximum Purchase Price payable for the Purchased Shares, assuming that (i) no Company Shares are purchased pursuant to the Tender Offer, (ii) no Company Shares are purchased by the Investors from the Founder at the Closing and (iii) the Company’s issued and outstanding share capital constitutes of 20,406,363 Company Shares.

(zz) “Maximum Tender Offer Purchase Price” shall mean the product of the maximum number of Tender Offer Shares offered to be purchased at the Tender Offer multiplied by the Price Per Share.

(aaa) “member of the Company Group” shall mean each of the Company and its Subsidiaries.

(bbb) “NIS” shall mean the New Israeli Shekel.

(ccc) “Option Plans” shall mean each share option plan, program or arrangement of the Company Group, as amended from time to time.

    (ddd)       “Person” shall mean an individual, a corporation, a partnership, an association, a trust, an enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(eee) “Pre-Closing” shall have the meaning set forth in Section 5.7(a) hereof.

(fff) “Pre-Closing Date” shall have the meaning set forth in Section 5.7(a) hereof.

(ggg) “Proxy Statement” shall have the meaning set forth in Section 5.6 hereof.

(hhh) “Price Per Share” shall have the meaning set forth in Section 2.1 hereof.

(iii) “Purchased Securities” means the Purchased Shares, the Warrants and the Warrant Shares.

(jjj) “Purchased Shares” means (i) the Initial Purchased Shares; plus (ii) any Adjustment Shares.

(kkk) “Registration Rights Agreement” shall have the meaning set forth in Section 2.4(b) hereof.

    (lll)       “Related Agreements” shall mean the Registration Rights Agreement, the Warrants, the Management Agreement, the Escrow Agreement and any and all other agreements, instruments, certificates or other documents delivered by the Company in connection with the consummation of the transactions contemplated hereby, and the transaction contemplated thereby.

(mmm) “Remaining Tender Offer Fund” shall mean as defined in Section 5.7(b) hereof.

(nnn) “Required Company Shareholder Vote” shall mean as set forth in Section 3.4(b) hereof.

(ooo) “Ronex” shall mean as set forth in the Recitals to this Agreement.

(ppp) “RTPL” shall mean the Israeli Restrictive Trade Practices Law, 5748-1988 and the regulations promulgated thereunder.

(qqq) “SEC” shall mean the United States Securities and Exchange Commission.

(rrr) “SEC Documents” shall have the meaning set forth in Section 3.6(a) hereof.

(sss) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(ttt) “Shareholders Resolution” shall have the meaning set forth in Section 5.5(a) hereof.

    (uuu)       “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, testing scripts, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals, training materials and functional specifications or similar documentation relating to any of the foregoing.

    (vvv)       “Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding sentence) or by such Person and any one or more of such Person’s Subsidiaries.

    (i)       “Warrants” means, collectively, (i) the 3.5-year warrant to purchase 625,000 Company Shares, at an exercise price of $9.75 per each share, in the form attached hereto as Exhibit D-1; (ii) the 4.5-year warrant to purchase 312,500 Company Shares, at an exercise price of $11.10 per each share, in the form attached hereto as Exhibit D-2; and (iii) the 4.5-year warrant to purchase 312,500 Company Shares, at an exercise price of $12.10 per each share, in the form attached hereto as Exhibit D-3; in each case, subject to adjustments as set forth therein.

(www) “Warrant Shares” shall mean the Company Shares issuable upon exercise of the Warrants.

    (xxx)       “Tax” shall mean: (i) all federal, state, local and foreign income, taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and franchise, environmental, customs duty, share capital, severances, stamp, payroll, social security, national health insurance, employment, unemployment, disability, use, property, withholding, excise, production, value added, together with all interest, linkage for inflation, indexation penalties and other penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period.

    (yyy)       “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed or actually filed with any authority, including any schedule or attachment thereto, and including any amendment thereof.

(zzz) “TASE” shall mean the Tel Aviv Stock Exchange.

(aaaa) “Tender Offer” shall mean as set forth in Section 5.7 hereof.

(bbbb) “Tender Offer Agent” shall mean as set forth in the recitals to this Agreement.

(cccc) “Tender Offer Regulations” shall mean the Securities Regulations (Tender Offer), 5760 – 2000, as amended.

(dddd) “Tender Offer Shares” shall mean such number of Company Shares actually purchased by the Investors from the Company’s shareholders pursuant to the Tender Offer.

(eeee) “Transfer Agent” shall mean American Stock Transfer and Trust Company, or any successor thereof.

    1.2        Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

    1.3        Other Definitional Provisions.

(a) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(b) Unless otherwise noted, all references to “$” shall be nominated in U.S. dollars.

ARTICLE II

SALE AND PURCHASE OF SECURITIES

    2.1        Sale and Purchase of Purchased Securities. At the Closing and subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Investors and the Investor shall purchase from the Company, severally and not jointly (i) the Purchased Shares, in consideration for a price per Purchased Share of $9.10 (the “Price Per Share”) and (ii) the Warrants, for no additional consideration. The internal allocation of the Purchased Shares and Warrants among the Investors shall be as directed in writing by the Investors to the Company prior to the Closing. To the extent it is required to separate the transactions contemplated hereby for purposes of complying with Section 328 of the Companies Law, then the purchase of Company Shares by the Investors hereunder and the consummation of the other transactions to occur at the Closing as contemplated hereby, shall be deemed to have occur as follows: the Shareholders Agreement and the purchase and sale of the Initial Purchased Shares shall be deemed to have occurred first, and the Tender Offer, sale of Company Shares by the Founders and purchase and sale of Adjustment Shares shall immediately follow.

    2.2        Deposit of Maximum Investment Purchase Price. At the Pre-Closing, the Investors shall deposit, or shall cause to be deposited, with Tender Offer Agent the Maximum Tender Offer Purchase Price and with the Escrow Agent the Maximum Investment Purchase Price less the Maximum Tender Offer Purchase Price, to be held by the Escrow Agent pursuant to the Escrow Agreement. The Maximum Investment Purchase Price is an amount calculated solely for purposes of deposit in escrow and neither this provision, nor the deposit of such amount in escrow by the Investors, shall derogate from the actual results of the Tender Offer, the calculation of the actual number Purchased Shares to be purchased from the Company at the Closing or the calculation of the Actual Investment Purchase Price to be paid by the Investors in consideration for the Purchased Shares. Any amount remaining with the Escrow Agent after release and transfer of the Actual Investment Purchase Price (less the Remaining Tender Offer Fund, if applicable) shall be released and transferred to or as instructed by the Investors, by wire transfer of immediately available funds to an account designated or as instructed by the Investors.

    2.3        Closing. Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the consummation of the sale of the Purchased Shares and the Warrants to the Investors (the “Closing”) will take place at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan, Israel, at a time and date to be designated by the parties, which shall be no later than the third Business Day after the later to occur of: (i) the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in ARTICLE VI hereof (other than those conditions that by their nature may only be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), and (ii) the Final Tender Offer Date; or at such other time, date and location as the parties hereto shall mutually agree. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. Except as set forth in Section 2.2, all actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

    2.4        Investors’ Deliveries at the Closing. At or prior to the Closing, the Investors shall, severally and not jointly, deliver, or cause to be delivered or released from escrow, as the case may be, to the Company the following, to the extent not previously delivered or released:

(a) Immediately available funds equal to the amount of the Actual Investment Purchase Price, according to the allocation pursuant to Section 2.1, to an account designated in writing by the Company.

(b) A counterpart of the Registration Rights Agreement, in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) duly executed by the Investors.

    (c)       A counterpart of the Management Services Agreement, in the form attached hereto as Exhibit F (the “Management Agreement”), duly executed by the Investor party thereto, providing for the payment of annual management fees of $240,000.

    (d)       An undertaking to the OCS, with respect to the observance by the Investors, as shareholders of the Company, of the requirements of the Israeli Encouragement of Research and Development in Industry Law, 5744 – 1984, if required.

    2.5        Company’s Deliveries at the Closing. At or prior to the Closing, the Company shall deliver, or cause to be delivered or released from escrow, as the case may be, to the Investors the following, to the extent not previously delivered or released:

    (a)       A certificate, dated as of the Closing Date, duly executed on behalf of the Company by an executive officer thereof certifying as to the aggregate number of Company Shares issued and outstanding as of the Closing Date;

    (b)       Duly executed irrevocable letter of instructions from the Company to the Transfer Agent, instructing the recordation of the issuance of the Purchased Shares to the Investors and the issuance of share certificate(s) registered in the name of the Investors representing the number of Purchased Shares purchased by the Investors;

(c) Duly executed Warrants in the name of the Investors, dated as of the Closing Date;

(d) Written opinion from legal counsel to the Company addressed to the Investors, in the form attached hereto as Exhibit G;

(e) Duly executed counterpart of the Registration Rights Agreement dated as of the Closing Date;

(f) Duly executed counterpart of the Management Agreement;

    (g)       Duly executed Indemnification Letter, in the form approved by the Company in its Annual General Meeting held on October 7, 2008, in favor of each of the individuals set forth on Exhibit J, as a director of the Company, effective as of immediately after the Closing Date;

(h) Resignation letters of the directors set forth on Exhibit J hereof, effective immediately after the Closing;

    (i)       The approval of the Investment Center for the investment contemplated hereunder (the “Investment Center Approval”) and notice to the OCS in accordance with the Israeli Encouragement of Research and Development in Industry Law, 5744 – 1984;

(j) An approval from the TASE that the Purchased Securities have been registered for trading; and

(k) A copy of the Notice of Listing of Additional Shares in respect of the Purchased Securities duly submitted to NASDAQ.

    2.6        Recapitalization Adjustments. In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to specified price per share, exercise price, numbers of shares and all calculations provided for that are based upon numbers affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to (i) the disclosures set forth in the disclosure schedule attached hereto as Exhibit H (the “Disclosure Schedule”) (each of which disclosures shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it specifically relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), which shall also be deemed to be representations and warranties made by the Company to the Investors under this Article III, and (ii) other than with respect to Sections 3.2(b), 3.4 3.5 and 3.19, the information publicly disclosed by the Company under the SEC Documents, which shall also be deemed to be representations and warranties made by the Company to the Investors under this Article III if and to the extent such information qualifies any representations and warranties made by the Company, the Company hereby represents and warrants, on behalf of and with respect to each member of the Company Group, to the Investors, as follows:

    3.1        Organization of the Company.

    (a)       Each material member of the Company Group is duly organized, validly existing and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business as currently conducted.

    (b)       The Company’s Memorandum of Association and Articles of Association, as filed in the SEC Documents (collectively, the “Charter Documents”), are in full force and effect on the date hereof. Neither member of the Company Group is in material violation of any of the provisions of its respective Charter Documents or equivalent organizational documents, as the case may be.

    3.2        Company Capital Structure.

    (a)       The registered share capital of the Company is NIS 30,000,000 divided into 30,000,000 Company Shares, of which 20,406,363 Company Shares are issued and outstanding as of August 31, 2009. No Company Shares are dormant shares and no shares are held in treasury by any member of the Company Group. All outstanding Company Shares, when issued, were duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is or was a party or by which it is or was otherwise bound. All outstanding Company Shares and Company Options have been issued (i) in compliance with all applicable securities laws and other applicable Legal Requirements, and (ii) in compliance with all applicable requirements set forth in Contracts. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of shares of the Company to which the Company is a party or by which it is bound, or of which the Company has knowledge. To the Company’s knowledge, there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of the Company, and no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company, other than under the Registration Rights Agreement.

    (b)       The Purchased Securities have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement or, with respect to the Warrant Shares, in the manner set forth in the Warrants, will be validly issued, fully paid, nonassessable, free and clear of all Liens and duly registered in the name of the Investors in the Company’s share register. On the Pre-Closing Date the Company shall have reserved from its duly authorized share capital the maximum number of Company Shares required for the issuance of the Purchased Securities. The Purchased Shares and the Warrant Shares will have the rights, preferences, privileges and restrictions set forth in the Charter Documents. The execution and delivery by the Company of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not obligate the Company to issue any Company Shares or other securities to any other person or entity and will not result in the adjustment of, or give rise to a right to adjust, the exercise, conversion, exchange or reset price or any other term of any outstanding security. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any person or entity the right to receive or purchase any equity interest in the Company upon the occurrence of certain events.

    (c)       The SEC Documents detail the number of Company Shares reserved for issuance under the Option Plans upon the exercise of Company Options, the Company Shares subject to outstanding and unexercised Company Options and the Company Shares available for issuance thereunder.

    (d)       Other than as set forth in Sections 3.2(a) and 3.2(c) and the transactions contemplated by this Agreement and the Related Agreements and in the SEC Documents, there are no (i) securities of any member of the Company Group authorized, convertible into or exchangeable for shares of capital stock or voting securities of such member of the Company Group, (ii) options, warrants, calls, rights, convertible securities or other rights to acquire from the member of the Company Group, and no obligation of the member of the Company Group, to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, now or in the future, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any member of the Company Group, and (iii) equity equivalents, phantom or notional equity interests, interests in the ownership, earnings or price per security of any member of the Company Group or other similar rights in the equity of any member of the Company Group. The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in or give rise to an obligation of the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend the terms of, any such options, warrants, calls, rights, convertible securities or other rights to acquire from the member of the Company Group.

    (e)       There are no bonds, debentures, notes or other indebtedness of any member of the Company Group (i) granting the holder thereof the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting share capital of the Company, are issued or outstanding as of the date hereof.

    (f)       No member of the Company Group has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any Person.

    3.3        Subsidiaries. The SEC Documents lists each of the Company's material Subsidiaries.

    3.4        Authority.

    (a)       The Company has taken any and all action necessary under all applicable Legal Requirements and the Charter Documents and has all requisite corporate power and authority to enter into and deliver this Agreement and any Related Agreements to which it is a party and, subject to obtaining the approval by the Required Company Shareholder Vote with respect to the Shareholder Resolution, to consummate the transactions contemplated by this Agreement and the Related Agreements. Subject to the foregoing, the execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby.

    (b)       The sufficient shareholders’ vote necessary to approve the Agreement, the Related Agreements and the transactions contemplated hereby and thereby, is the affirmative vote of majority of the Company Shares present and voting at the Company General Meeting at which a quorum is present, provided that (i) such a majority includes at least one-third (1/3) of the Company Shares held by shareholders participating in the vote who do not have a “personal interest” (as defined in the Companies Law) in the approval of such transactions; or (ii) the Company Shares voting against the approval of such transactions and held by shareholders who do not have a “personal interest” as aforesaid do not exceed one percent (1%) of the outstanding voting rights of the Company (the “Required Company Shareholder Vote”). The quorum required for the Company General Meeting consists of two or more holders of Company Share (present in person or by proxy at the Company General Meeting) and holding Company Share conferring in the aggregate twenty-five percent (25%) or more of the voting power in the Company. No statutory vote of: (i) any creditor of the Company, or (ii) any holder of any Company Options, is necessary in order to approve this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

    (c)       The Board of Directors of the Company and its Audit Committee, by resolutions duly adopted at duly held meetings (and not thereafter modified or rescinded) by the vote of the Board of Directors of the Company and the Audit Committee, have (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; (ii) approved and adopted this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby; and (iii) directed that the matters set forth in the Shareholder Resolution be submitted to the vote of the shareholders of the Company and recommended that the Company’s shareholders grant such approval.

    (d)       This Agreement has been, and each of the Related Agreements to which the Company is a party will be as of their dates of execution, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    3.5        No Conflicts; Consents.

    (a)       The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents of the Company or the equivalent organizational documents of any of the Company’s Subsidiaries, subject to obtaining the Required Company Shareholder Vote, (ii) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its material properties is bound or affected, subject to obtaining the Required Company Shareholder Vote and compliance with the requirements and receipt of the approvals and consents set forth in Section 3.5(a) of the Disclosure Schedule, (iii) any material contract, or (iv) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any member of the Company Group or any of its properties or assets. The execution and delivery by the Company of this Agreement, and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of any Lien on any of the properties or assets of the Company.

    (b)       Other than as listed in Section 3.5(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not require any consent, waiver, exemption, approval, order or authorization or permit of, declaration or filing with or notification to, any United States, Israeli, or foreign court, administrative agency, commission, federal, states, local, governmental or regulatory authority (a “Governmental Entity”) with respect to the Company.

    (c)       Section 3.5(b) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the execution and delivery of this Agreement and the Related Agreements and their performance of the transactions contemplated hereby and thereby, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Pre-Closing so as to preserve all rights of, and benefits to, the Company Group under such Contract after the Pre-Closing.

    3.6        SEC Documents; Financial Statements.

    (a)       The Company is a “foreign private issuer” (as such term is defined in the rules and regulations under the Securities Act and the Exchange Act). The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

    (b)       The Company has filed with or furnished to the SEC, TASE and the ISA true and complete copies of all reports, schedules, forms, statements and other documents required to be filed with or furnished under the Securities Act, the Exchange Act and the Israeli Securities Law and the respective applicable rules and regulations thereof since January 1, 2007 (the “SEC Documents”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. Each of the SEC Documents (including the financial statements or schedules included therein) as of the respective date thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the Pre-Closing Date, then on the date of such filing or submission, as the case may be), do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Reporting Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002, the Israeli Securities Law, as the case may be, and the respective applicable rules and regulations thereunder.

    (c)       As of their respective dates (or if amended prior to the date of this Agreement, as of the date of such amendment), the financial statements of the Company included in the SEC Documents, including any related notes thereto, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, fairly present, in all material, the consolidated financial position of the Company, as of the dates indicated therein and the consolidated results of its operations and cash flows for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments, and are consistent with the books and records of the Company (which books and records are correct and complete). Except as set forth in the financial statements of the Company included in the SEC Documents, neither the Company nor any of its Subsidiaries has incurred any material liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, is material.

    (d)       The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

    (e)       Except (a) as reflected or reserved against in the Company’s financial statements (as restated, or the notes thereto) included in the SEC Documents filed with or furnished to the SEC and publicly available prior to the date of this Agreement, and (b) liabilities or obligations incurred in the ordinary course of business since the date of such financial statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

    3.7        Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Schedule and/or in the SEC Documents, from and after December 31, 2008 and through the date hereof, the Company has not:

(a) Suffered any loss to its property or incurred any material damage, award or judgment for injury to the property or business of others or for injury to any Person;

    (b)       Made any material increase in the rate of compensation, commission, bonus or other remuneration payable to any of its directors, officers, or key employees, other than in the ordinary course of business;

    (c)       Incurred any Indebtedness or any other kind of liabilities (contingent or otherwise), other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice;

(d) Sold, assigned, licensed, leased or transferred any material asset, other than in the ordinary course of business;

    (e)       Made any change in its accounting methods, policies, practices or principles other than as required under GAAP, or made any change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(f) Issued, pledged, encumbered, sold or disposed of any of its securities other than issuances of Company Shares upon exercise of Company Options under the Option Plans;

    (g)       Declared, set aside, paid or made any dividend or other distribution with respect to any of its share capital, or otherwise redeemed, repurchased or acquired any share capital or other securities of the Company;

(h) Subjected any of its material assets or properties to any Lien or permitted any of its material assets or properties to be subjected to any Lien;

(i) Entered into any transaction with any affiliate, director, officer or shareholder (other than the payment of ordinary course compensation);

(j) Entered into any Contract that involves the exclusive license of any intellectual property of the Company or its Subsidiaries;

(k) Purchased any real property or entered into any lease therefor (including any capitalized lease obligations) other than purchases or leases in the ordinary course of business;

(l) Suffered any other event which has caused, or is reasonably likely to cause a Material Adverse Effect; or

    (m)       Entered into an agreement by any member of the Company Group, or, to the Company’s knowledge, by any officer on behalf of any member of the Company Group, to do any of the things described in the preceding sub-sections (other than transactions contemplated by this Agreement and the Related Agreements).

    3.8        Contracts. The material contracts to which the Company is a party have been duly and validly authorized, executed and delivered by the Company or any Subsidiary, as the case may be, and constitute the legal, valid and binding agreements of the Company or such Subsidiary, as the case may be, enforceable by and against them in accordance with their respective terms. Each member of the Company Group and, to the Company’s knowledge, the other party thereto has performed and is in compliance with all material obligations required to be performed by it or complied with to date under such material contracts. Following the Pre-Closing, the Company will be permitted to exercise all of its rights under the material contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such material contracts had the transactions contemplated by this Agreement not occurred.

    3.9        Properties and Assets.

    (a)       The Company and each Subsidiary owns and has good and marketable title and interest to, or has obtained valid and enforceable leases or otherwise rights to use, all the properties and assets, real and personal described as owned by it in the consolidated financial statements included in the SEC Documents, used in, required for, and necessary to the conduct of its respective business as currently conducted and as proposed to be conducted. The property and assets owned by the Company Group are free and clear of all Liens, except (i) those, if any, reflected in the SEC Documents, or (ii) such imperfections of title and non-monetary Liens as do not and will not detract, in any material respect, from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair, in any material respect, business operations involving such properties.

(b) The Company and each Subsidiary hold their respective leased properties under valid and binding leases.

    3.10        Intellectual Property.

    (a)       The Company Group owns all right, title and interest in, or has obtained valid and enforceable licenses or other rights to use, free and clear of all Liens, all Intellectual Property and Intellectual Property Rights used in, required for, or which otherwise is material to the conduct of its respective business as currently conducted and as proposed to be conducted (such Intellectual Property and Intellectual Property Rights, the “Material Intellectual Property”), without, to the knowledge of the Company, infringing upon, misappropriating, or violating any third party rights. No member of the Company Group has received any written notice or claim challenging or questioning the validity or enforceability of any Material Intellectual Property or indicating an intention on the part of any Person to bring a claim that any Material Intellectual Property is invalid, unenforceable or has been misused, nor, to the knowledge of the Company, is there any basis for any of the foregoing. To the knowledge of the Company, there are no third parties who have any rights to any Material Intellectual Property that is owned by, or has been licensed to, the Company or each Subsidiary that would preclude the Company or any Subsidiary from conducting its business as currently conducted and as proposed to be conducted that are reasonably expected to result in a Material Adverse Effect.

    (b)       To the knowledge of the Company, no Person is infringing or misappropriating, and no Intellectual Property or Intellectual Property Right owned or used by any other Person is infringing or misappropriating, any Material Intellectual Property.

    (c)       Each existing and currently developed, manufactured and marketed Software product: (i) does not contain, or is not derived in any manner (in whole or in part) from, or developed with the assistance of, any Software that is distributed as free Software, open source Software or similar licensing or distribution models (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”); and (ii) to the knowledge of the Company, does not require as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge.

    (d)       Each member of the Company Group has taken and takes such action to maintain and protect the Company’s rights in and the confidentially of each item of the Material Intellectual Property and all confidential information of the Company Group, which actions are reasonable and customary in the industry in which the Company Group operates. To the knowledge of the Company, any and all Material Intellectual Property which has been developed, is currently being developed, or will be developed by any former or current Employee in the course of its engagement with the Company Group shall be the property solely of the Company Group. To the Company’s knowledge, it is not and will not become necessary to utilize any inventions of any of the Company’s present and former Employees made prior to their engagement with the Company Group, other than those that have been fully assigned to the Company Group.

    (e)               No member of the Company Group nor any Person acting on its behalf, has disclosed delivered or licensed to any Person, agreed to disclose, deliver or license to any Person any Company Source Code, other than pursuant to disclosure or delivery that is held in escrow and subject to customary release conditions. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) has resulted, or would reasonably be expected to result, in the disclosure or delivery by or on behalf of any member of the Company Group of any Company Source Code.

    3.11        Employee Matters and Benefit Plans.

    (a)       Other than as disclosed in the SEC Documents, each member of the Company Group (including any applicable ERISA Affiliate) (i) is in compliance in all material respects with applicable Legal Requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Employees; (ii) has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any material default or violation by any other party to each Company Employee Plan and Employment Agreement. Each Company Employee Plan and Employment Agreement has been established, maintained and administered in all material respects in accordance with its terms and in any applicable Legal Requirements, (including ERISA). As of the date hereof, there are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened by any Governmental Entity (including any Tax authority) with respect to any Company Employee Plan. No Company Employee Plan has unfunded liabilities (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), that as of the Pre-Closing, will not be offset by insurance or fully accrued.

    (b)       No ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under any “multiemployer plan”, as defined in Section 3(37) of ERISA, any plan subject to Title IV of ERISA or Section 412 of the Code, any multiple employer plan (as defined in ERISA or the Code), or any “funded welfare plan” within the meaning of Section 419 of the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either timely applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status, except such events, conditions or circumstances which could be corrected without such ERISA Affiliate incurring a material liability. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

    (c)       No Company Employee Plan provides, or reflects or represents any liability material to the Company and its Subsidiaries to provide post-termination life, health or other welfare benefits to any Person for any reason, except as may be required by Section 601 through 608 of ERISA or other applicable statute.

    (d)       The Company and each ERISA Affiliate: (i) is not liable for any material arrears of wages or penalties with respect thereto, and (ii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Each current Employee of the Company Group is an “at-will” employee.

    (e)       Without limiting the foregoing sub-paragraphs, solely with respect to Employees who reside or work in Israel, excluding any consultants, directors or other Persons which do not have an “employer – employee relationship” with the Company, as such term is defined in Israeli law (“Israeli Employees”): (i) neither the Company nor any Israeli Subsidiary of the Company is a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, neither the Company nor any Israeli Subsidiary of the Company has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees, and neither the Company nor any Israeli Subsidiary of the Company has or is subject to, and no Israeli Employee of the Company or any Israeli Subsidiary of the Company benefits from, any extension order, other than general extension orders which apply to all employees in Israel, (ii) the Company’s or the applicable Israeli Subsidiary of the Company’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law have been satisfied or have been fully funded by contributions to appropriate insurance funds or accrued on the Company’s financial statements, other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice, and (iii) all managers insurance policies, pension funds, disability insurance, health insurance, education funds due to the Israel Employees are fully funded by contributions to appropriate insurance funds or paid or accrued on the Company’s financial statements other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice, and (iv) all reserves for accumulated vacation days are accrued on the Company’s financial statements and all reserves for accumulated sick leave due are properly recorded.

    (f)       As of the date hereof, no work stoppage or labor strike against the Company or any Subsidiary of the Company is pending, or to the knowledge of the Company, threatened. The Company does not have knowledge of any material activities or proceedings of any labor union to organize any Employees. Neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Subsidiary of the Company is presently, nor has it been in the preceding five years, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company.

    (g)       The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

    3.12        Material Customers; Material Relationships.

    (a)       Since December 31, 2007, there has not been (i) any material adverse change in the relationship of any member of the Company Group with any customer, distributor or reseller that was among the five largest costumers, distributors or resellers of the Company Group in the year 2008 or in the 6-months period ending on June 30, 2009, in terms of the amount of revenues in each of the Company’s segments (each, a “Material Customer”), or (ii) except for changes in volumes or prices in the ordinary course of business consistent with past practice, any change in any material terms (including credit terms) of the agreements with any such Material Customer. During the past three years, no member of the Company Group has received any written customer complaint concerning the business, other than complaints made in the ordinary course of business that, individually or in the aggregate, have not been material. During any quarterly period in the past three years, the number of terminations (for any reason) of customer relationships, by the customers (regardless of the revenues generated from such customers) has not been material.

    (b)       No Person having a material business relationship with any member of the Company Group has informed any member of the Company Group that such Person, and the Company does not otherwise have reason to believe that any such Person, intends to change such relationship, whether or not as a result of the entering into of this Agreement or the Related Agreements or the consummation of any other transaction contemplated hereby or thereby.

    3.13        Litigation. Other than as listed in the SEC Documents, there is no material action, suit, claim, injunctions, decrees, orders, judgments or legal proceeding of any nature pending, or, to the knowledge of the Company, threatened, against any member of the Company Group, its properties (tangible or intangible) or any of its current or former Employees, members of management, officers and directors, in their capacities as such. To the Company’s knowledge, there is no investigation or other proceeding pending or threatened, against any member of the Company Group, any of its properties (tangible or intangible) or any of its current or former Employees, members of management, officers and directors, in their capacity as such, by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of any member of the Company Group to conduct its operations as currently or previously conducted and as currently proposed to be conducted. The Company has not received any notice (written or oral) from TASE, Nasdaq, or any stock exchange, market or trading facility on which the Ordinary Shares is or has been listed (or on which it has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange, market or trading facility which has not been since remedied to the satisfaction of such stock exchange.

    3.14        Taxes.

    (a)       Other than as described in Section 3.133.14(a) of the Disclosure Schedule, each member of the Company Group has (i) prepared and timely filed all required Tax Returns relating to any and all material Taxes concerning or attributable to the Company Group or its operations, or has lawfully obtained extensions for such filings, and such Tax Returns are or will be true and correct in all material respects and have been or will be completed in accordance with Legal Requirements, and (ii) timely paid all Taxes it is required to pay, whether or not shown on such Tax Returns. Each member of the Company Group has paid or withheld with respect to its Employees and other third parties, all material Taxes required to be paid or withheld, and has timely paid such Taxes withheld over to the appropriate Taxing authority. No member of the Company Group has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against any member of the Company Group, nor has any member of the Company Group executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which remains in effect. No audit or other examination of any Tax Return of any member of the Company Group is in progress, nor has any member of the Company Group been notified of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by any member of the Company Group has been proposed in writing by any Tax authority to any member of the Company Group or any representative thereof.

    (b)       All material inter-company payments made to or by any of the members of the Company Group have been calculated in accordance with the provisions of Section 85A of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the regulations promulgation thereunder, and the Company Group has obtained and maintained documentation with respect to such payments to the extent required thereby.

    (c)       No member of the Company Group has, within the two years preceding the date of this Agreement, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or been a party to any transaction under Sections 104 or 105 of the Israeli Income Tax Ordinance [New Version], 1961, as amended.

    (d)        Each member of the Company Group is in compliance with all material terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Tax authority and the consummation of the transactions contemplated hereby will not have any Material Adverse Effect on the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

    (e)        Section 3.14(e) of the Disclosure Schedule lists each material Tax incentive subsidy or benefit granted to or enjoyed by any member of the Company Group under the laws of the State of Israel or any other foreign law, the period for which such Tax incentive applies, and the nature of such Tax incentive. Each member of the Company Group has complied with all material Legal Requirements and the relevant approvals to be entitled to claim all such incentives, subsidies or benefits. The consummation of the transactions contemplated hereby will not adversely affect the continued qualification for the incentives, subsidies or benefits or the terms or duration thereof or require any recapture of any previously claimed incentive, subsidy or benefit, and no consent or approval of any Tax authority or any Persons is required prior to the consummation of the transactions contemplated hereby in order to preserve the entitlement of the Company to any such incentive, subsidy or benefit after the Pre-Closing, and which is not reasonably expected to be obtained by the Pre-Closing.

    (f)        Each member of the Company Group is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any Tax treaty or other arrangement for the avoidance of double taxation). No member of the Company Group is, to the best of its knowledge, subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding. No member of the Company Group has been informed by any jurisdiction that the jurisdiction believes that such member of the Company Group was required to file any Tax Return that was not filed. No member of the Company Group is, to the best of its knowledge, liable for any Tax as the agent of any other Person and does not constitute a permanent establishment or other place of business of any other Person for any Tax purpose.

    (g)        The Company did not receive any written notice from any Tax authority that the consummation of the transactions contemplated under this Agreement and the Related Agreements would adversely affect the Company’s ability to set off for tax purposes in the future any and all losses accumulated by any member of the Company Group as of the Pre-Closing Date.

    (h)        All stock transfer or other Taxes (other than income taxes) that are required to be paid in connection with the sale and transfer of the Purchased Securities to be sold to the Investors hereunder and under the Related Agreements will have been or will be fully paid or provided for by the Company on such dates on which the relevant payments are required to be made and all laws imposing such taxes will have been or will be fully complied with on such dates on which such compliance is required.

    3.15        Insurance. The Company Group maintains such insurance policies of the types and in the amounts adequate for its assets, business, equipment, properties, operations, employees, officers and directors. There is no claim by any member of the Company Group pending under any of such policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies have been paid and each member of the Company Group is otherwise in material compliance with the terms of such policies. All such policies are in full force and effect and the Company does not have knowledge of threatened termination of or premium increase with respect to, any of such policies. Other than as set forth in Section 3.15 of the Disclosure Schedule, such policies will remain in full force and effect and will not in any way be affected by or terminate by reason of this Agreement and any Related Agreement, and the consummation of the transactions contemplated hereby and thereby.

    3.16        Governmental Authorization; Compliance with Legal Requirements. The Company Group obtained and maintains in full force and effect all material consents, licenses, permits, grants or other authorizations required for or used in connection with the business and operations of the Company Group as currently conducted or as proposed to be conducted, and is in compliance, in all material respects, with the terms thereof. The Company Group and the conduct and operations of its business, is in compliance in all material respects with all Legal Requirements.

    3.17        Grants, Incentives and Subsidies. The SEC Documents describe outstanding grants, incentives, exemptions and subsidies from the government of the State of Israel or any agency thereof, or from any other Governmental Entity, granted to the Company or any of its Subsidiaries, including the grant of Approved Enterprise Status from the Investment Center and grants from the Office of the Chief Scientist of the Israeli Ministry of Trade, Industry and Labor (“OCS”). The Company and the applicable Subsidiary is in compliance, in all material respects, with the terms and conditions of all such grants which have been approved and has duly fulfilled, in all material respects, all the undertakings required thereby. The Company’s contingent liabilities to the OCS are disclosed in the notes to the financial statements of the Company contained in the SEC Documents.

    3.18        Related Party Transactions. Other than as listed in the SEC Documents, none of the officers and directors of the Company Group and, to the knowledge of the Company, none of the Employees, consultants or shareholders of the Company Group, nor any immediate family member of an officer, director, Employee, consultant or shareholder of the Company Group, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company Group; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.18; (ii) is a party to or otherwise directly or indirectly interested in, any Contract to which the Company Group is a party or by which the Company Group or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director, Employee or consultant thereof; (iii) has any interest in any property, real or personal, tangible or intangible that is used in, or that relates to, the business of the Company Group, except for the rights of shareholders under applicable Legal Requirements. No Employee or shareholder has any loans outstanding from any member of the Company Group (other than advance of expenses reimbursement in the ordinary course of business consistent with past practice. All material contracts currently in effect (i) with a third party other than a shareholder, officer or director of any member of the Company Group (or a Person who, to the Company Group’s knowledge, is an affiliate thereof) have been negotiated and entered into on an arm’s-length basis; and (ii) with a shareholder, officer or director of any member of the Company Group, or with a Person who, to the Company Group’s knowledge, is an affiliate thereof, were approved in accordance with the procedures of the Israeli Companies Law relating to approval of transactions with interested parties.

    3.19        Private Placement; Offshore Transaction. Assuming the accuracy of the representations and warranties of the Investors, the offer and sale of the Purchased Securities to the Investors as contemplated hereby is exempt from the registration or prospectus requirements of the Securities Act, the Israeli Securities Law and the securities laws of other jurisdictions. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Purchased Securities or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of such securities under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act), or in any directed selling efforts (within the meaning of Regulation S under the Securities Act) in connection with the offer or sale of any of the Securities. To the extent required, the Company has implemented offering restrictions (within the meaning of Regulation S under the Securities Act) in order to ensure that the offshore transaction (within the meaning of Regulation S under the Securities Act) constituted by the sale of the Purchased Securities hereunder qualifies for the exemption provided under Rule 903 of Regulation S under the Securities Act.

    3.20         Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement and the Related Agreements or in connection with the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of any member of the Company Group.

    3.21        Non Public Information. The Company has not disclosed to the Investors information that would constitute material non-public information or inside information, which has not been made disclosed to the public or which will not be disclosed to the public prior to the commencement of the Tender Offer.

    3.22        Representations Complete. None of the representations or warranties made by the Company in this Agreement, the Related Agreements or in any exhibit or schedule hereto or thereto, including the Disclosure Schedule, or in any certificate furnished by the Company pursuant thereto, taking into account the disclosures set forth in the SEC Documents, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

        Each Investor, severally and not jointly, hereby represents and warrants to the Company that on the date hereof and as of the Pre-Closing Date, as though made at the Pre-Closing Date, as follows:

    4.1        Organization. Such Investor (in case of a corporate entity) is duly organized and validly existing under the laws of the State of Israel and has the requisite power and authority to carry on its business conducted.

    4.2        Power and Authority. Such Investor has requisite corporate power (in case of a corporate entity) or legal capacity (in case an individual) and authority to enter into this Agreement and any Related Agreements to which such Investor is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Investor is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Investor (in case of a corporate entity). This Agreement and any Related Agreements to which such Investor is a party have been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute its valid and binding obligations, enforceable against such Investor it in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    4.3        Consents. Other than as listed in Schedule 6.1(b), the execution and delivery by the Investor of this Agreement and any Related Agreements to which such Investor is a party and the consummation of the transactions contemplated hereby and thereby, will not require the Investor to obtain or deliver any consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any Governmental Entity.

    4.4        No Conflicts. The execution and delivery of this Agreement and any Related Agreement to which such Investor is a party do not, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of such Investor’s incorporation or formation documents (in case of a corporate entity); or (ii) any law, rule, regulation, order, judgment or decree applicable to such Investor or by which any of such Investor’s properties are bound or affected.

    4.5        Experience; Accredited Investor; Non-U.S. Person. (i) Such Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Purchased Securities, without limitation of the Company’s representations and warranties included herein, has requested, received, reviewed and considered all information such Investor deems relevant in making an informed decision to purchase the Purchased Shares and has had the opportunity to ask questions of and receive answers from the Company concerning such information; (ii) such Investor is acquiring the Purchased Securities for such Investor’s own account with no present intention of distributing any of such Purchased Securities and does not have any current arrangement or understanding with any other persons regarding the distribution of such securities (this representation and warranty not limiting such Investor’s right to sell or distribute in compliance with the Securities Act and the rules and regulations thereunder); and (iii) such Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and a non-“U.S. person” within the meaning of Rule 902(k) promulgated under the Securities Act (and the Investor is not purchasing for the account or benefit of a U.S. Person).

    4.6        Available Funds. Such Investor has sufficient funds in its possession to permit such Investor to acquire and pay for the Purchased Shares to be purchased by such Investor and to perform such Investor’s obligations under this Agreement.

    4.7        Transfer or Resale.

(a) Such Investor understands that the certificates representing the Purchased Shares issued upon the Closing will bear a restrictive legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES AUTHORITIES OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE OR OTHER JURISDICTION SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY (WHICH OPINION SHALL NOT BE REQUIRED FOR A SALE PURSUANT TO RULE 144(b)(1) UNDER THE SECURITIES ACT, PROVIDED THAT THE COMPANY HAS RECEIVED CUSTOMARY REPRESENTATIONS CERTIFYING AS TO THE AVAILABILITY OF SUCH RULE 144(b)(1)).  FOLLOWING [the expiration of the Lock-Up Period], THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES OR OTHER LOAN WITH AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

    (b)       In addition, the Investor understands that, until the expiration of the lock up period set forth in Section 5.3 below, any instrument or certificates representing the Purchased Shares will bear a restrictive legend in substantially the following form:

“[IN ADDITION,] THESE SECURITIES ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON DISPOSITIONS AS SET FORTH IN THE SHARE PURCHASE AGREEMENT DATED SEPTEMBER 3rd, 2009. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

    4.8        Exemption from Registration. Such Investor understands that the Purchased Securities are being offered and sold to such Investor in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations thereunder and state securities laws and that the Company is relying upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Purchased Securities.

ARTICLE V

COVENANTS

    5.1        Conduct of Business of the Company. Except as expressly contemplated by this Agreement, or in Section 5.1 of the Disclosure Schedule, or to the extent that the Investors shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, which consent shall not be unreasonably withheld, the Company shall, and shall cause each member of the Company Group to (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) pay its debts and Taxes when due, subject to good-faith disputes over such debts or Taxes, (iii) pay or perform other material obligations when due (including accounts payable), subject to good-faith disputes over such obligations, (iv) observe in all material respects all provisions of, and perform in all material respects all its obligations under, any Contract, (v) use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, (vi) use commercially reasonable efforts to keep available the services of its present officers and key employees, (vii) use commercially reasonable efforts to preserve the relationships with its material customers, suppliers, distributors, licensors, licensees and others having material business dealings with them, and (viii) use commercially reasonable efforts to enter into legally binding agreements incorporating all material terms and conditions of any new material arrangement, obligation, commitment or undertaking of any nature relating to any new or existing customer, supplier, distributor, licensor, licensee or Person with whom any member of the Company Group has any material business dealings, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company Group at the Closing. The Company shall promptly notify Investors upon becoming aware of any event or occurrence or emergency which is material and not in the ordinary course of business of any member of the Company Group or any event having a Material Adverse Effect involving any member of the Company Group that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing. Furthermore, the Company shall promptly notify Investors in writing of any notice or other communication from any third party alleging that the consents, waiver or approval of such third party is or may be required in connection with the execution, delivery or performance of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby. All notices, request for consents and other communications pursuant to Sections 5.1 and 5.2 shall be in writing and delivered in accordance with Section 10.7 hereof.

    5.2        Without derogating from the generality of the foregoing Section 5.1, except as expressly contemplated by this Agreement or as set forth in Section 5.2 of the Disclosure Schedule, or as required by any applicable Legal Requirement or by a Governmental Entity, or to the extent that the Investors shall otherwise consent in writing, such consent not to be unreasonably withheld, no member of the Company Group, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall not, and shall cause each member of the Company Group not to:

(a) cause or permit any amendments to its Charter Documents or equivalent organizational documents;

    (b)        declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Shares, or split, combine or reclassify any Company Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares, or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares (or options, warrants or other rights exercisable therefor);

    (c)        issue, sell, pledge, dispose of, encumber, deliver or authorize, agree or commit to issue, sell, pledge, dispose of or deliver any additional shares of, or rights of any kind to acquire any shares of, its share capital of any class or any other ownership interest (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of any member of the Company Group, other than Company Shares issued to holders of Company Options outstanding on the date hereof upon exercise;

    (d)        make any expenditures or enter into any commitment or transaction exceeding these relevant items as budgeted in the annual budget of the Company for 2009 by an aggregate amount of $800,000 or by $350,000 individually, except for sale of products and services and expenditures by any member of the Company Group in the ordinary course of business;

    (e)        pay, discharge, release, waive or satisfy, or enter into any commitment to do the same, in an amount in excess of $800,000 in the aggregate, or $350,000 individually, over these items as budgeted in the annual budget of the Company for 2009, other than the payment, discharge or satisfaction in the ordinary course of business or of liabilities reflected or reserved against in the financial statements included in SEC Documents;

(f) adopt or change accounting methods or practices (including any change in depreciation or amortization policies), other than as required by GAAP;

    (g)        sell, lease, license, pledge, encumber or otherwise dispose of any material assets of any member of the Company Group or any interest therein, other than in the ordinary course, or adopt a plan of merger, consolidation, restructuring or other reorganization;

    (h)        make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes in excess of $500,000 of existing reserves of the Company Group made available to the Investors (provided such settlements do not affect future or going forward elections or practices), consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Tax Return unless a copy of such Tax Return has been delivered to Investors for review a reasonable time prior to filing and filing in consultation in good faith with Investor, except for elections made in the ordinary course of business. To the extent possible, the Company shall consult in good faith with the Investors prior to settling any claim or assessment in respect of Taxes in an amount of $500,000 or less of the existing reserves of the Company Group made available to the Investors;

    (i)        revalue any of its assets (whether tangible or intangible), including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, except as required by GAAP;

    (j)        incur any Indebtedness, or make any loan to any Person or guarantee any indebtedness for borrowed money of any Person, or purchase debt securities of any Person, or amend the terms of any outstanding loan agreement, each in excess of $350,000 individually or $800,000 in the aggregate, and other than in connection with the financing of ordinary course trade payables;

    (k)        commence, discharge, compromise or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against, any member of the Company Group with an amount in controversy exceeding $800,000 in the aggregate, or $350,000 individually;

    (l)         purchase or license any material Intellectual Property or enter into any new material contract or materially modify any existing material contract with respect to the Intellectual Property from any Person, other than any modification in the ordinary course of business consistent with past practices or Contracts that involve payments by the Company not exceeding $350,000 each;

    (m)        enter into or alter, or commit to enter into or materially alter, any material strategic alliance, joint venture, partnership, other business entity, affiliate or joint marketing Contract, other than as set forth on Section 5.2(m) of the Disclosure Schedule;

    (n)        (i) promote, demote or terminate (other than for cause) any officer or senior employee, or encourage any officer or senior employee to resign, or (ii) hire such number of new employees which in the aggregate exceeds 5% of the existing number of employees of the Company Group as of the date hereof;

    (o)        execute any Contract, or commit to execute any Contract, that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting or impairing, in a material respect, any business practice of any member of the Company Group, any acquisition of material property (tangible or intangible) by any member of the Company Group, the conduct of business by any member of the Company Group, or otherwise limiting in a material respect the freedom of any member of the Company Group to engage in any line of business or to compete with any Person;

    (p)        become obligated to provide any credit, allowance, return or similar concession to any customer or other third party, in excess of $350,000 individually or $800,000 in the aggregate, other than in the ordinary course of business consistent with past practices;

    (q)        enter into any transaction with any of its affiliates, other than pursuant to arrangements in effect on the date hereof or in connection with transactions between or among the Company and wholly-owned Subsidiaries or affiliates of the Company controlled by the Company; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions.

    5.3        Lock up of Shares; Investors as Directors.

    (a)       The Investors agree that, during the period beginning from the Closing and until the second anniversary thereof (the “Lock Up Period”), the Investors will not offer, sell, transfer or assign, contract to sell, create a Lien, grant any option to purchase or otherwise dispose of any of the Purchased Shares or Tender Offer Shares, other than to Permitted Transferees. The foregoing restriction is expressly agreed to preclude the Investors from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Purchased Shares or Tender Offer Shares even if such Purchased Shares or Tender Offer Shares would be disposed of by someone other than the Investors or their Permitted Transferees. Such prohibited hedging or other transactions include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Purchased Shares or Tender Offer Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Purchased Shares or Tender Offer Shares. “Permitted Transferee” means (a) each of Investors (in case of an individual), the beneficiary thereof (in case of a trust) or the controlling holder thereof (in case of a corporate entity) (the “Alpha Promoters”), (b) as to any individual – any grandparents, parents, siblings, children, lineal descendant (including step and adopted children), and any spouse of such individual or any of the foregoing, or trust of which at least one of the foregoing is the beneficiary; (c) any affiliate of the persons indicated in (a) or (b) above; (d) as to any partnership: (1) any of its general and limited partners; (2) any of its affiliates; (3) any person, directly or indirectly, managing such entity; or (4) any entity (and its partners) managed by the same management company or managing general partner, or managed by an affiliate of such management company or managing general partner; (e) as to a trust, the beneficiary or beneficiaries of such trust; provided that, in each case, the Permitted Transferee has agreed in writing to assume and be bound by the Investor’s obligations hereunder as if it were an original party hereto. For the purpose of this Section 5.3(a), “affiliate(s)” of any person shall mean another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; and “control” shall mean ownership (direct or indirect) of more than 50% of the shares of the subject person entitled to vote in the election of directors (or, in the case of a person that is not a corporation, for the election of the corresponding managing authority).

    (b)       During the one-year period following the expiration of the lock up period set forth above, in no event shall the Investors offer, sell, contract to sell, create a Lien, grant any option to purchase, make any short sale or otherwise dispose of any of the Purchased Shares or Tender Offer Shares to any Person that would result in such Person “holding” 25% or more of the Company Shares if, following such transaction, the Investors and Ronex (and their respective Permitted Transferees) would jointly “hold” less than 25% of the Company Shares. For the purpose of this Section 5.3(b), “holding” shall have the meaning ascribed to it in the Companies Law, except that it shall include the holding of any convertible securities as if exercised or converted into Company Shares. The Investors shall not be deemed to be in breach of their obligations hereunder solely a result of a beach by Ronex of Section 3.9 of the Shareholders Agreement.

    (c)       During the Lock Up Period, if the Investors exercise their right to designate directors to the Company’s Board of Directors pursuant to the Shareholders Agreement, then, subject to and to the extent permitted by applicable law, a majority of the Alpha Promoters will be designated by the Investors to serve as directors (taking into account, for such purpose, the Alpha Promoters then serving as directors).

    5.4        Removal of Legends. Promptly following the expiration of the lock-up period under Section 5.3, at the request of the Investors, the Company shall cooperate with the Investors to have, and shall promptly cause, the restrictive legend pursuant to Section 4.7(b) promptly removed from the certificates representing the Purchased Shares referred to in such written request, and be replaced with certificates which do not bear such restrictive legends. Promptly following the satisfaction of all of the applicable conditions in Rule 144 or in connection with sales of Purchased Shares that are otherwise permitted by the applicable securities laws, at the request of the Investors, the Company shall cooperate, and shall instruct its counsel to cooperate, with the Investors to have, and shall promptly cause, the restrictive legend pursuant to Section 4.7(a) promptly removed from the certificates representing such Purchased Shares referred to in such written request, and be replaced with certificates which do not bear such restrictive legends.

    5.5        Company General Meeting.

    (a)        The Company shall take any and all action necessary under all applicable Legal Requirements and the Charter Documents to, (i) as promptly as practicable but in no event later than five Business Days after the date hereof, call and give notice of a General Meeting of the holders of Company Shares (the “Company General Meeting”, and the notice thereof, in the form attached hereto as Exhibit I, the “Company General Meeting Notice”) in which the shareholders of the Company will be requested to approve the resolutions set forth in Exhibit J (the “Shareholders Resolution”), and (ii) cause the Proxy Statement to be mailed to the Company’s shareholders together with the Company General Meeting Notice. The Investors’ request to include the appointment of the directors designated by them and the amendments to Articles 32 and 33 of the Articles of Associations in the Shareholders Resolution shall constitute a request by the Investors pursuant to Section 66(b) of the Company Law as holders of more than 1% of the outstanding Ordinary Shares. Subject to the notice requirements of the Companies Law, and the regulations thereunder and the Charter Documents, the Company General Meeting shall be held as promptly as practicable after the date hereof (on a date selected by the Company and consented to by the Investors) which shall be on a Business Day 35 days after delivery of the Company General Meeting Notice. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of the Shareholders Resolutions and, without limitation of the foregoing shall engage a proxy solicitation firm in the U.S. whose identity shall be coordinated with the Investors, in order to solicit the votes of shareholders of the Company in favor of the Shareholders’ Resolution. The Company shall call, convene, hold and conduct the Company General Meeting and solicit proxies with respect thereto in compliance as to form and substance with all applicable Legal Requirements, including the Companies Law and the Charter Documents.

    (b)        Without the prior written consent of the Investors, the Company may adjourn or postpone the Company General Meeting only: (i) if and to the extent necessary to provide any supplement or amendment to the Proxy Statement to the Company’s shareholders in advance of a vote on the Shareholders Resolution; (ii) if, as of the time for which such meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; or (iii) as may otherwise be required specifically by applicable Legal Requirements. Except as specifically provided in the preceding sentence, the Company’s obligation to call, give notice of, convene and hold the Company General Meeting in accordance with this Section 5.5 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

    5.6        Proxy Statement; Board Recommendation.

    (a)       As promptly as practicable after the date of this Agreement but in no event later than eight Business Days after the date hereof, the Company shall prepare a proxy statement with respect to the Company General Meeting and the Shareholders’ Resolution (the “Proxy Statement”). The Proxy Statement shall comply as to form and substance with applicable Legal Requirements and shall not, as of its date, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not false or misleading. The Investors and the Company shall cooperate (and shall cause their respective counsel, auditors, agents and representatives to cooperate) in the preparation of any supplement to the Proxy Statement, if such supplement is required.

    (b)       The Proxy Statement shall include a statement to the effect that the Audit Committee and the Board of Directors of the Company has each approved the transaction contemplated by this Agreement and the Related Agreements and that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of and approve the Shareholders’ Resolutions at the Company General Meeting.

    (c)       If any event that the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform the Investors of such event or information and shall, in accordance with the procedures set forth in Section 5.6(a) hereof prepare and cause such amendment or supplement to be mailed to the shareholders of the Company as soon thereafter as is reasonably practicable.

    (d)       The Investors shall cooperate (and shall cause its respective counsel, auditors, agents and representatives to cooperate) in the preparation of any documents or other instruments related to or required for the Proxy Statement, as may be reasonably requested by the Company.

    5.7        Tender Offer.

    (a)       As promptly as practicable, but in no event later than five Business Days after the satisfaction of the conditions set forth in thisSection 5.7, any of which may be waived by the party(ies) for which benefit they are provided (the “Pre-Closing” and the date upon which the Pre-Closing actually occurs shall be referred to herein as the “Pre-Closing Date”), the Investors shall commence a “regular tender offer”(within the meaning of the Tender Offer Regulations), to the shareholders of the Company, for the purchase of up to 1,550,000 Company Shares, at a price equal to the Price Per Share (the “Tender Offer”). All actions at the Pre-Closing and all transactions occurring at the Pre-Closing shall be deemed to take place simultaneously and no action shall be deemed to have been taken, no transactions shall be deemed to have been completed and no document delivered until all such actions, transactions and documents have been taken, completed and all required documents delivered.

    (i)       The Shareholders Resolutions have been adopted by the Required Company Shareholder Vote in accordance with applicable Legal Requirement and the Charter Documents. In addition, the Investors shall have received duly executed minutes of the Company General Meeting so evidencing the Shareholders Resolutions so adopted;

    (ii)       (a) The representations and warranties of the Company in this Agreement that are qualified by a “Material Adverse Effect” or other materiality qualification shall have been true and correct in all respects as so qualified on and as of such date with the same effect as if made at and as of such date, (b) the representations and warranties of the Company in this Agreement that are not qualified by a “Material Adverse Effect” or other materiality qualification shall have been true and correct in all material respects on and as of such date with the same effect as if made at and as of such date, provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (a), or (b), as applicable) only as of such date or period, and (c) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company at or prior to such date. In addition, the Investors shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying as to satisfaction of the conditions set forth in Section 5.7(i), (ii) and (iv);

    (iii)       (a) The representations and warranties of the Investors that are qualified by a “Material Adverse Effect” or other materiality qualification shall have been true and correct in all respects as so qualified on and as of such date with the same effect as if made at and as of such date, (b) the representations and warranties of the Investors in this Agreement that are not qualified by a “Material Adverse Effect” or other materiality qualification shall have been true and correct in all material respects on and as of such date with the same effect as if made at and as of such date, provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (a), or (b), as applicable) only as of such date or period, and (c) the Investors shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties at or prior to such date. In addition, the Company shall have received a certificate signed by an executive officer of the Investors certifying as to the satisfaction of the conditions set forth in this Section 5.7(iii);

(iv) There shall not have occurred a Material Adverse Effect;

    (v)       All other conditions set forth in Sections 6.1, 6.2 and 6.3 hereof are satisfied or waived (to the extent permitted hereunder), as if the Closing would have occurred on such date, provided that (a) the deliverable set forth in Sections 2.4(a) (purchase price) shall be deposited with and held in escrow by the Escrow Agent in accordance with the Escrow Agreement and released therefrom at the Closing, as full satisfaction of the Purchasers’ obligation thereunder; (b) with respect to the deliverables set forth in 2.4(b) (registration rights agreement), 2.4(c) (management agreement), 2.4(d) (OCS undertaking), 2.5(b) (transfer agent instructions, with the number of Purchased Shares left blank), 2.5(c) (warrants), 2.5(e) (registration rights agreement), 2.5(f) (management agreement), 2.5(g) (indemnification letter), 2.5(h) (resignations) and 2.5(k) (NASDAQ listing notice, with the number of Purchased Shares left blank), such deliverables would be dated blank and held in escrow by the Escrow Agent and released therefrom at the Closing; (c) the deliverable set forth in Sections 2.5(d) (legal opinion which shall bedated as of the Pre-Closing) 2.5(i) (consents) and 2.5(j) (TASE listing approval) (assuming, in the case of Sections 2.5(i) and 2.5(j), that no Tender Offer Shares are purchased) are dated as of (or prior to) such date, as applicable, and (d) the deliverable set forth in Section 2.5(a) (officer’s certificate) and Sections 2.5(d) (legal opinion which shall bedated as of the Closing) will be delivered only at the Closing;

(vi) A consent to certain customary exemptions from the Tender Offer Regulations has been obtained from the Israeli Securities Authority, as coordinated between the Investors and the Company; and

    (vii)       The Founders SPAs and the Shareholders Agreement shall be in full force and effect, shall not have been terminated, revoked or amended without the Investors’ consent and all actions required to be taken or satisfied at the Pre-Closing of the Founders SPAs in order to effect it simultaneously with the Pre-Closing hereunder shall have been duly taken, satisfied or waived in accordance with their respective terms (except if, pursuant to the terms of the Founders SPAs, Closing hereunder may be effected without effecting the Closing thereunder).

    (b)       As required by Section 2.2, the Investors shall deposit with the Tender Offer Agent, who shall serve as the agent required pursuant to the Tender Offer Regulations, immediately prior to the launch of the Tender Offer, by wire transfer of immediately available funds to an account designated by the Escrow Agent, the Maximum Tender Offer Purchase Price.

    (c)       The Investors shall irrevocably instruct the Tender Offer Agent to release and transfer to the Company on the Closing Date, by wire transfer of immediately available funds to an account designated by the Company in writing prior to the Closing Date, the balance, if any, between the Maximum Tender Offer Purchase Price and the Actual Tender Offer Purchase Price (the “Remaining Tender Offer Fund”). If the Closing occurs, such Remaining Tender Offer Fund shall be deemed for all intent and purposes as paid by the Investors on account of the Actual Investment Purchase Price.

    (d)       The Company shall cooperate (and shall cause their respective counsel, auditors, agents and representatives to cooperate) in the preparation of any documents, rulings, applications, exemptions, or other instruments related to or required in order to initiate and consummate the Tender Offer, as may be reasonably requested by the Investors.

    (e)       The parties acknowledge that there can be no assurance as to the consummation of the Tender Offer or the amount of Tender Offer Purchased Shares, if any, that would be purchased thereby, and that subject to the terms and conditions set forth in this Agreement, the Company may be required to issue and sell to the Investors, and the Investors shall be required to purchase from the Company, Purchased Shares assuming no Company Shares are purchased pursuant to the Tender Offer.

    (f)       The Tender Offer shall not be subject to any conditions other than, to the extent permitted by the ISA, the conditions to Closing under Section 6.1 and 6.2 hereunder or the termination of this Agreement pursuant to Section 7.1.

(g) The Investors shall not extend the Tender Offer without the Company’s consent, which shall not be unreasonably withheld or delayed.

    (h)       The Investors shall (and shall cause their respective counsels and representatives to) respond as promptly as reasonably practicable to, and comply with, comments from the SEC and its staff with respect to the Tender Offer documents.

    5.8        Approvals and Filings.

    (a)       General. The Company and the Investors shall use their respective reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Governmental Entity with respect to this Agreement and the transactions contemplated hereby and thereby. The Company and the Investors shall use their respective reasonable best efforts to obtain or deliver, as promptly as practicable after the date of this Agreement, the Investment Center Approval, the notice to the OCS and any and all other consents and approvals that may be required pursuant to Legal Requirements in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby and any other third party consents. The Company and the Investors shall cause all documents that they are responsible for filing with any Governmental Entity under this Section 5.8 to comply as to form and substance in all material respects with the applicable Legal Requirements and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, the Company or the Investors, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity, such amendment or supplement. In this connection the Investors shall provide to the OCS and the Investment Center any information, and shall execute, if required, an undertaking with respect to the observance by the Investors, as shareholder of the Company, of the requirements of the Israeli Encouragement of Research and Development in Industry Law, 1984.

    (b)       Antitrust Filings. Without limiting the generality of Section 5.8(a), if required, as soon as may be reasonably practicable, each of the Company and the Investors shall file with the Israeli Restrictive Trade Practices Authority notification forms relating to the transactions contemplated herein as required by the RTPL, as well as comparable merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction. Each of the Company and Investors shall promptly: (i) supply the other and its counsels with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by Israeli Restrictive Trade Practices Authority or the competition or merger control authorities of any other jurisdiction which is subject to the Antitrust Laws; provided, however: Investors shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of the Purchased Securities or any assets or categories of assets of Investors or any of their affiliates or the Company or its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Investors or any of their affiliates to freely conduct their business or own such assets, (C) the holding separate of the Purchased Securities or any limitation or regulation on the ability of Investors or any of their affiliates to exercise full rights of ownership of the Purchased Securities; and the Company shall be under no obligation to execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of any member of the Company Group or any of their respective affiliates. The Company and the Investors shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any such antitrust issues and shall use reasonable best efforts to assure that the respective waiting periods required by the RTPL and other applicable Antitrust Laws have expired or been terminated at the earliest practicable dates.

    5.9        Confidentiality. The Investors and any successor or assignee thereof, who received or receives from the Company or its agents, directly or indirectly, any information concerning the Company Group which the Company or any member of the Company Group has not made generally available to the public, acknowledges and agrees that such information is confidential, and further agrees that, for so long as such information is not public, it will neither use such information for any purpose other than in connection with the consummation of this Agreement, the Related Agreements and the transactions contemplated hereby, nor will it disseminate such information to any person other than the employees, officers, consultants, representatives and advisors of the Investors or their affiliates who have a need to know such information for purposes of effecting the transaction contemplated by this Agreement, provided that such Persons to whom the Investors have given access to the Company Group confidential information are bound by similar confidentiality obligations to those set forth herein. Notwithstanding the foregoing, subject to applicable law, each Company director affiliated with the Investors may include in its reports to the Investors, their directors, partners or shareholders information concerning the Company Group and such other information reasonably required to enable such Investor, directors, partners and shareholders to evaluate their indirect investment in the Company, provided that such Persons to whom the director or Investors have given access to the Company Group confidential information are bound by similar confidentiality obligations to those set forth herein. If this Agreement is terminated by any of the parties hereto, for any reason whatsoever, (a) at the Company’s request, the Investors shall immediately return to the Company any and all information received from the Company or their respective advisors in connection with the transactions contemplated hereby and shall so confirm to the Company by a written certificate executed by the Investors; and (b) the Confidentiality Agreement between the parties hereto dated as of June 1, 2009 will be in full force and effect and binding on each of the Investors.

    5.10        Access to Information. Subject to the confidentiality undertakings set forth in Section 5.9 and without limitation of the Investors’ reliance on the Company’s representations and warranties included herein, the Company shall afford the Investors and their accountants, counsel, representatives in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, reasonable access during the period from the date hereof and prior to the Closing to (i) all of the properties, books, contracts, commitments and records of the Company Group, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company Group as the Investors may reasonably request, and (iii) all employees and consultants of the Company Group as identified by the Investors on a non interference basis.

    5.11        Legal Proceedings. The Company and the Investors shall: (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; (ii) keep the other party informed as to the status of any such legal proceeding; and (iii) promptly inform the other party of any communication with any Governmental Entity about the this Agreement and the transactions contemplated hereby. The Company and the Investors will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding relating to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby pursuant to a joint defense agreement separately agreed to, or request, filing, or notice to any Governmental Entity. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, the Company and the Investors will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding or request, filing, or notice to any Governmental Entity and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

    5.12        Public Disclosure. Except for (i) the announcement by the Company of the execution and delivery of this Agreement, the timing and content of which shall have been mutually agreed in advance by the Company and the Investors, (ii) the Proxy Statement, and (iii) the Tender Offer material, no party shall issue any statement or communication to any third party (other than their respective agents, partners, affiliates and representatives that are bound by confidentiality restrictions) regarding this Agreement and/or the Related Agreements, their existence and content, or the transactions contemplated hereby and thereby, including, if applicable, the termination of this Agreement and/or the Related Agreements and the reasons therefor, without the consent of the Company and the Investors, except as required to comply with applicable Legal Requirements and the rules of any stock exchange, provided, however, that the Company and the Investors shall use commercially reasonable efforts to notify and consult with each other prior to any such required public disclosure and use commercially reasonable efforts to accommodate the views of the other parties and shall promptly provide the other parties with copies of any written public disclosure made by such party in connection therewith.

    5.13        Notification of Certain Matters. The Company shall give prompt notice to the Investors of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing in any material respect, (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any matter hereafter arising or discovered that, if existing or known by the Company on the date hereof, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not constitute an acknowledgment or admission of a breach of this Agreement nor shall the receipt of such notice constitute a waiver of any right or remedy, provided, however, that no claim of breach by the Company of any representation or warranty may be made by any Investor on the basis of a notice duly given by the Company pursuant to this Section 5.13 prior to the Pre-Closing to the extent relating to events or occurrences following the date hereof and prior to the Pre-Closing.

    5.14        No Solicitation.

    (a)       From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, the Company shall not, nor shall it authorize or permit any member of the Company Group or any of its or their respective employees, officers or directors and any agent, investment banker, attorney or other advisor or representative retained by any member of the Company Group to, (i) directly or indirectly solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) respond to or engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. The Company shall, and shall cause each member of the Company Group or any of its or their respective employees, officers or directors and any agent, investment banker, attorney or other advisor or representative retained by any member of the Company Group, to immediately cease all existing activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding the Company Group provided to any such Person prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.14 by any employee, officer or director of the Company or any agent, investment banker, attorney or other advisor or representative of the any member of the Company Group shall be deemed to be a breach of this Section 5.14 by the Company.

    (b)       In addition to the obligations of the Company set forth in Section 5.14(a), the Company shall promptly advise the Investors of any request received by the Company for non-public information which the Company reasonably concludes would lead to an Acquisition Proposal or the receipt of any Acquisition Proposal, or any inquiry received by the Company with respect to or which the Company reasonably concludes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry. The Company will keep the Investors informed in all respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

    5.15        Additional Documents and Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

    5.16        Tail Directors' and Officers' Insurance; Indemnification Agreements.

    (a)       From and after the Closing Date, the Company shall fulfill and honor all the obligations of the Company pursuant to the indemnification agreements listed on Section 5.16 of the Disclosure Schedule, with each individual who at the Closing Date is, or at any time prior to the Closing Date was, a director or officer of the Company or of any current or former Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) which agreements shall survive this Agreement and the transactions contemplates hereby and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, the Company, from and after the Closing Date until seven (7) years from the Closing Date, shall cause, unless otherwise required by Law, the articles of association, certificate of incorporation and by-laws (as applicable) and comparable organizational documents of the Company and each of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to insurance and indemnification than are set forth as of the date of this Agreement in the Charter Documents and comparable organizational documents of the relevant Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees with respect to exculpation and limitation of liabilities or insurance and indemnification.

    (b)       The Company may purchase at the Closing Date, a “tail” policy (the “Tail Policy”), which policy shall include “Side A” coverage, from a reputable insurer, which (i) has an effective term of seven (7) years from the Closing Date, (ii) covers each Indemnitee and (iii) contains terms that are otherwise similar to those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement. If and to the extent such a policy has been purchased prior to the Closing Date (but on a date not earlier than the Pre-Closing Date), the Company shall maintain such policy in effect and continue to honor the obligations thereunder.

    (c)       The Indemnitees to whom this Section 5.16 applies shall be intended third party beneficiaries of this Section 5.16, provided that any right of claim such Indemnitees may have may only be instituted against the Company, and in no event, against the Investors or any of its directors, shareholders, officers and affiliates. The provisions of this Section 5.16 are intended to be for the benefit of each Indemnitee, his or her successors or heirs. The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity obligations provided in the indemnification agreements listed on Section 5.16 of the Disclosure Schedule pursuant to their terms.

    (d)       This Section 5.16 shall be binding upon the Company and its successors and assigns. In the event that the Company or any of its respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 5.16.

    5.17        Directors' and Officers' Insurance; Indemnification Agreements.

    (a)       The Company shall purchase, no later than the Pre-Closing Date, and maintain a directors’ and officers insurance policy from a reputable insurer, which (i) shall be effective as of and from the Closing Date and the successive annual period thereafter, (ii) covers directors and officers of the Company Group serving from time to time, including the directors to be elected at the Meeting, and (iii) contains terms that are otherwise similar to those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement. To the extent and as required under applicable law, the Company shall submit the purchase of such insurance to the approval of the shareholders of the Company at the Meeting. If and to the extent such a policy has been purchased prior to the Closing Date (but on a date not earlier than the Pre-Closing Date), the Company shall maintain such policy in effect and continue to honor the obligations thereunder.

    (b)       The Company shall, no later than the Pre-Closing Date, enter into, deliver and perform indemnification agreements in the Company’s customary form with each person designated by the Investors who at the Closing Date is, or at any time after the Closing Date is, a director. To the extent and as required under applicable law, the Company shall submit such agreements to the approval of the shareholders of the Company at the Meeting.

    (c)       The directors and officers designated by the Investors to serve as directors shall be intended third party beneficiaries of this Section 5.17, provided that any right of claim such persons may have may only be instituted against the Company, and in no event, against the Investors or any of their directors, shareholders, officers and affiliates. The provisions of this Section 5.17 are intended to be for the benefit of each such person, his or her successors or heirs. The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any such person in enforcing the indemnity obligations provided in the indemnification agreements referred to in sub-section (b) above pursuant to their terms.

    (d)       This Section 5.17 shall be binding upon the Company and its successors and assigns. In the event that the Company or any of its respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 5.17.

    5.18        Observer. During the period commencing upon the approval of the Shareholders Resolution and ending upon the earlier the Closing or the termination of this Agreement for any reason whatsoever, the Investors shall be entitled to appoint up to two (2) representatives who shall be entitled to participate in all meetings (whether in person, telephonic or otherwise) of the Board of Directors and its committees in a non-voting observer capacity and, in this respect, the Company shall give such representatives copies of all notices, minutes, consents, and other materials that it provides, and as and when it provides it, to the Board of Directors or a committee thereof; provided, however, that, as a condition to the right hereunder, such representatives shall agree to hold in confidence all information so provided, based on a customary form of confidentiality undertaking approved by the Investors; and provided further, that the Company reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, or cause the Company to violate confidentiality obligations with a third party. The Company shall indicate in the materials sent to the representatives if any information has been omitted or withheld and shall notify the representatives of any exclusion from a meeting or portion thereof. The Company will not be obligated to reimburse any expenses of a representative pursuant hereto.

ARTICLE VI

CLOSING CONDITIONS

    6.1        Conditions to the Obligations of Each Party. The respective obligations of the Company and the Investors to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any of which may be waived, in writing, by mutual written instrument of the Investors and the Company:

    (a)       No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making this Agreement, the Related Agreements or the transactions contemplated hereby and thereby illegal.

    (b)       Governmental Entity Approvals. The Governmental Entity approvals listed on Section 3.5 of the Disclosure Schedule shall have been obtained or the applicable waiting periods shall have expired or been terminated.

    6.2        Additional Conditions to the Obligations of the Investors. The obligations of the Investors to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, which may be waived (in whole or in part), in writing, by the Investors, that:

    (a)       Receipt of Closing Deliveries. Each of the agreements, instruments and other documents to be delivered by the Company pursuant to Section 2.5 hereof shall have been delivered by the Company (if applicable) or released from escrow and received by the Investors.

    (b)       Effectiveness and Simultaneous Closing of Series Transactions. (i) Each of Founders SPAs and the Shareholders Agreement shall be in full force and effect, shall not have been terminated, revoked or amended, without the Investors’ consent; and (ii) all actions or conditions required to be taken or satisfied thereunder in order to effect the closings thereof simultaneously with the Closing shall have been duly taken or satisfied and such closings shall occur simultaneously (except if, pursuant to the terms of the Founders SPAs, Closing hereunder may be effected without effecting the closing(s) thereunder).

    6.3        Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the condition, which may be waived (in whole or in part), in writing, exclusively by the Company, thateach of the deliverables, agreements, instruments and other documents to be delivered by all the Investors and undertakings to be complied with pursuant to Section 2.4 hereof shall have been released from escrow and delivered to the Company.

ARTICLE VII

TERMINATION

    7.1        Termination. Subject to Section 7.2 hereof, this Agreement may be terminated at any time prior tothe Closing:

(a) by written agreement of the Company and the Investors;

(b) by written notice of either the Investors or the Company referring to the relevant clause of this subsection if:

    (i)       the Closing Date shall not have occurred by December 31, 2009; provided, however, that (A) the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the consummation of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and (B) in the event that the exception under Section 6.2(b)(ii) is applicable, then such date shall be extended to the date that is 30 days from the date of the event giving rise to termination under Sections 8.1.3.2 or 8.1.3.3 of the Founders SPAs (as the case may be), provided that no such extension shall be made id such event by its nature cannot be cured;

    (ii)       the approval of the Shareholders’ Resolution by the Required Company Shareholder Vote shall not have been obtained at the Company General Meeting (including any permitted adjournment or postponement thereof), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to the Company where the failure to obtain the Required Company Shareholder Vote shall have been caused by or related to the Company’s breach of this Agreement;

    (iii)       there shall be a final non-appealable order of any Governmental Entity in effect preventing consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order preventing the consummation of the transactions contemplated hereby and such action or failure to act constitutes a breach of this Agreement; or

    (iv)       there shall be any statute, rule, regulation, executive order, decree, judgment, injunction or other order enacted, issued, promulgated, enforced, entered or deemed applicable by any Governmental Entity that would make this Agreement, the Related Agreements or the transactions contemplated hereby and thereby illegal.

(c) by written notice of the Investors referring to the relevant clause of this subsection if:

    (i)       there shall be a statute, rule, regulation or order enacted, promulgated or issued or applicable to the transactions contemplated hereby by any Governmental Entity, which has or could have the effect of limiting or restricting the Investors’ ownership or voting of the Purchased Securities; or

    (ii)       there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that if Closing were to occur on the date of such termination such breach would result in the failure of any of the conditions set forth in Sections 5.7(a)(ii) and/or 5.7(a)(iv) hereof to be satisfied and such breach has not been cured within ten (10) days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

(d) by written notice of the Company referring to the relevant clause of this subsection if:

    (i)       there shall be statute, rule, regulation or order enacted, promulgated or issued or applicable to the transactions contemplated hereby by any Governmental Entity, which has or could have the effect of limiting or restricting the issuance of the Purchased Shares by the Company to the Investors; or

    (ii)       there has been a breach of any representation, warranty, covenant or agreement of the Investors contained in this Agreement such that if Closing were to occur on the date of such termination such breach would result in the failure of any of the conditions set forth in Section 5.7(a)(iii) hereof to be satisfied and such breach has not been cured within ten (10) days after written notice thereof to the Investors; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

    7.2        Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Investors or the Company, or their respective employees, agents or shareholders, if applicable, except (i) that the provisions of ARTICLE IX, this Section 7.2 and Sections 5.9 and 7.3 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VII and (ii) to the extent that such termination results from a material breach by the other party of any representation, warranty or covenant set forth in this Agreement. In addition, upon termination of this Agreement, each deliverable deposited with the Escrow Agent shall forthwith be returned to the original party making the deposit.

    7.3        Fees and Expenses. Except as set forth in Section 8.3, whether or not the Closing occurs, all fees and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

ARTICLE VIII

POST CLOSING COVENANTS AND AGREEMENTS

    8.1        Information Rights. At any time that the Company does not timely file SEC Documents with the SEC, the Company shall provide the Investors such data and information relating to the business, affairs or financial condition of the Company as is available to the Company, promptly after it is reasonably requested by the Investors, provided that the Investors beneficially own in the aggregate at least 10% of the then issued and outstanding share capital of the Company. Information provided to the Investors pursuant to this Section shall be subject to the provisions of Section 5.9, to the extent applicable.

    8.2        Use of Proceeds. The Company will use the proceeds from the Purchased Securities for general corporate and for general corporate purposes, including product integration and research and development, expansion of sales and marketing and customer service operations, purchase of equipment and working capital purposes, and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices and scheduled payments of the Company’s other debt) or the redemption of any Company securities.

    8.3        Reimbursement of Investors’ Expenses. Within 10 Business Days following the Closing, the Company shall reimburse the Investors for all costs and expenses incurred by the Investors in connection with the negotiation, execution, delivery and performance of this Agreement, the Related Agreements and the transactions contemplated hereby, including in connection with the due diligence processes, the negotiations and preparation of definitive agreements, including, without limitation, fees and expenses of the Investors’counsels and accountants, not to exceed an aggregate amount of $150,000, plus VAT, if applicable, provided that the Investors has submitted to the Company invoices or other customary evidence relating to such costs and expenses and all required valid exemption from withholding certificates.

    8.4        Form D and Blue Sky. If it is determined by Company counsel that the safe harbor under Regulation S is not available with respect to the sale of the Purchased Securities hereunder, the Company shall file a Form D with respect to the Purchased Securities as required under Regulation D and shall provide a copy thereof to the Investors promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Purchased Securities for sale to the Investors at the Closing pursuant to this Agreement and the Related Agreements under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), if it is determined by Company counsel that any such laws are applicable to the transactions hereunder, and, if applicable, shall provide evidence of any such action so taken to the Investors on or prior to the Closing Date.   Furthermore, if it is determined by Company counsel to be required, the Company shall make all filings and reports relating to the offer and sale of the Securities that may be required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

ARTICLE IX

INVESTORS’ REPRESENTATIVES

    9.1        All of the parties to the Agreement agree that the Investors named in the recitals of this Agreement are hereby appointed, effective from the date hereof, to act as the Investors’ Representatives under this Agreement in accordance with the terms of this ARTICLE IX. In the event of the death, resignation, incapacity, bankruptcy or removal of the Investors’Representatives, the Investors who were entitled to purchase a majority of the number of the Purchased Shares shall be entitled to appoint successor Investors’Representatives. The Investors’ Representatives may disclose any and all information obtained under or in connection with this Agreement to any and all of the Investors.

    9.2        The Investors hereby authorize the Investors’ Representatives (i) to take all action necessary in connection with any exercise of rights or bringing any claims the Investors have hereunder, as well as the enforcement, defense, negotiation and/or settlement of such rights and/or claims, (ii) to give and receive all notices required to be given and take all action required or permitted to be taken under this Agreement and the other agreements contemplated hereby to which the Investors collectively are parties, (iii) to execute and deliver all agreements, certificates and documents required or deemed appropriate by the Investors’Representatives in connection with, and for the implementation of, any of the transactions contemplated by this Agreement; (iv) to engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement; and (vi) to take such other action as the Investors’Representatives may deem appropriate, including: (a) agreeing to any modification or amendment of this Agreement and executing and delivering an agreement of such modification or amendment; (b) taking any actions required or permitted under this Agreement; and (c) all such other matters as the Investors’ Representatives may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

    9.3        By their acceptance and signing of a counterpart of this Agreement, the Investors agree that:

    (a)        notwithstanding any other provision herein to the contrary, the Company shall be entitled to rely conclusively on (i) the instructions and decisions of the Investors’ Representatives or any other actions taken by the Investors’ Representatives hereunder, in their capacity(ies) as such, and (ii) the confirmation of the Investors’ Representatives, with respect to any action taken by it/them hereunder, that it/they is/are authorized to take such action; and the Company shall have no liability towards any Investors with respect to its reliance on any of the foregoing;

    (b)        all actions, decisions and instructions of the Investors’ Representatives taken in accordance with the provisions of Section 9.1, shall be conclusive and binding upon all of the Investors and no Investor shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Investors’ Representatives for any action taken, decision made or instruction given by the Investors’ Representatives under this Agreement, except for fraud, willful breach of this Agreement or gross negligence by the Investors’ Representatives; the Investors’ Representatives shall give the Investors notices, from time to time and as reasonably required, of any action, decision and instruction made or given by them;

    (c)        the provisions of this ARTICLE IX are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Investor may have in connection with the transactions contemplated by this Agreement;

    (d)        the provisions of this ARTICLE IX shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Investor, and any references in this Agreement to an Investor or the Investors shall mean and include the successors to the Investors’ rights hereunder, whether pursuant to assignment, testamentary disposition, the laws of descent, and distribution or otherwise.

    9.4        In acting as the representative of the Investors, the Investors’ Representatives, to the extent applicable, may rely upon, and shall not be liable to any Investor for acting or refraining from acting upon, an opinion of counsel. The Investors’ Representatives shall incur no liability to any Investor with respect to any action taken or suffered by it in its capacity as Investors’ Representatives, in reliance upon any such opinion of counsel. The Investors’ Representatives shall be indemnified and held harmless by the Investors, severally and not jointly, from all losses, costs and reasonable expenses which the Investors’ Representatives, in its/their capacity as such, may incur as a result of involvement in any legal proceedings arising from the performance of its/their duties hereunder, except for its/their own fraud, willful misconduct or gross negligence.

ARTICLE X – GENERAL PROVISIONS

    10.1        Survival; Limitations. All the representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement shall survive until the earlier of (i) the termination of this Agreement but subject to Section 7.2 and (ii) 15 months from the Closing. Notwithstanding anything to the contrary herein, in no event shall any party be liable to other party for indirect or consequential damages. Notwithstanding any provision in this Agreement to the contrary, the Company shall have no liability under this Agreement and the Investors shall not be entitled to any payment for damages hereunder unless such damages are in excess of $500,000 (in which case the Investors shall be indemnified for any amount in excess of $250,000), and in no event shall the aggregate damages payable by the Company hereunder exceed the Actual Investment Purchase Price received by the Company.

    10.2        Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement between the parties hereto dated as of June 1, 2009, which is terminated with no further force and effect (unless if this Agreement is terminated, in which case it shall be in full force and effect).

    10.3        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void, except that this Agreement or any of the rights, interests or obligations under this Agreement may be assigned by the Investors, upon notice to the Company, to a Permitted Transferee thereof, in which event all references herein to the Investors shall be deemed references to such transferee, except that all representations and warranties made herein with respect to the Investors as of the date of this Agreement shall be deemed representations and warranties made with respect to such transferee as of the date of such assignment if such assignment is made prior to the end of the period set forth in Section 10.1; provided that any such assignment shall not materially impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

    10.4        Amendment. Except as otherwise stated, this Agreement may not be amended other than by a written instrument signed by the Investors and the Company. Any amendment effected in accordance with this Section shall be binding upon the Investors and the Company, and by acceptance of any benefits under this Agreement, the Investors agrees to be bound by the provisions hereunder.

    10.5        Extension; Waiver. At any time prior to the Closing, the Investors or the Company, as the case may be, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    10.6        Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    10.7        Notices. All notices and other communications hereunder shall be in writing and shall be shall be emailed, faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Investors or to the Investors’ Representatives, to:

Mr. Avinoam Naor
Hashikma 1, Savyon 56518, Israel
Telephone No.:	(972)-(3)-7371111
Facsimile No.:	(972)-(3)-7371110
Email:	avin@naorf.com

Mr. Eli Gelman
13 Yoav Street, Tel Aviv 69938, Israel
Telephone No.:	(972)-(3)-6352724
Email:	gelmaneli@gmail.com

with a mandatory copy to (which shall not constitute notice):

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road Ramat Gan 52506, Israel
Attention:	Dan Geva, Advocate
Shira Azran, Advocate
Telephone No.:	(972)-(3)-610-3100
Facsimile No.:	(972)-(3)-6103-111
Email:	dan@meitar.com
sazran@meitar.com

(b) if to the Company, to:

Retalix Ltd.
10 Zarhin Street, P.O. Box 2282, Ra'anana 43000, Israel
Attention:	Chief Financial Officer
Telephone No.:	(972)-(9)-776-6677
Facsimile No.:	(972)-(9)-744-4756
Email:	hugo.goldman@retalix.com

with a mandatory copy to (which shall not constitute notice):

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Law Offices
2 Weizmann Street Tel Aviv 64239, Israel
Attention:	Adam M. Klein, Advocate
Telephone No.:	(972)-(3)-608-9839
Facsimile No.:	(972)-(3)-608-9855
Email:	adam.klein@goldfarb.com

        Any notice sent in accordance with this Section 10.7 shall be effective (i) if mailed, seven (7) Business Days after mailing, (ii) if by airmail two (2) Business Days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of receipt (or recipient’s electronic “read receipt” in case of email) or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of receipt (or recipient’s electronic “read receipt” in case of email (provided, however, that any notice of change of address shall only be valid upon receipt).

    10.8        No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in and subject to Section 5.16 and 5.17 and except that each of Barry Shaked and Brian Cooper are an intended third party beneficiary of Section 6.2(b)(ii) hereof to the extent relating to their respective Founders SPAs.

    10.9        Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “herein,” “hereof,” “hereto” and “hereunder”and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to was provided to the Investors or its legal counsels.

    10.10        Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    10.11        Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    10.12        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    10.13        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

– Signature page follows –

        IN WITNESS WHEREOF, the parties have caused this Share Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

RETALIX LTD. By: /s/ Itschak Shrem —————————————— Itschak Shrem Director

        IN WITNESS WHEREOF, the parties have caused this Share Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

INVESTORS: /s/ Avinoam Naor —————————————— Name: AVINOAM NAOR By: AVINOAM NAOR

/s/ Boaz Dotan —————————————— Name: BOAZ DOTAN By: BOAZ DOTAN

/s/ Nehemia Lemelbaum —————————————— Name: NEHEMIA LEMELBAUM By: NEHEMIA LEMELBAUM

/s/ Eli Gelman —————————————— Name: ELI GELMAN By: ELI GELMAN

/s/ Mario Segal —————————————— Name: M.R.S.G (1999) LTD. AND MARIO SEGAL By: MARIO SEGAL

        IN WITNESS WHEREOF, the parties have caused this Share Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

INVESTORS’ REPRESENTATIVES: /s/ Avinoam Naor —————————————— AVINOAM NAOR

/s/ Eli Gelman —————————————— ELI GELMAN